                                                                  Exhibit 11g(1)

                                                                  CONFORMED COPY


THE CHASE MANHATTAN BANK                      GOLDMAN SACHS CREDIT
  CHASE SECURITIES INC.                           PARTNERS L.P.
    270 Park Avenue                              85 Broad Street
New York, New York 10017                    New York, New York 10004



                                                               November 21, 1997

The Cypress Group L.L.C.
65 East 55th Street, 19th Floor
New York, New York 10022


Attention of Mr. David P. Spalding


                           ACQUISITION OF EDEN CORPORATION
                           SENIOR SECURED CREDIT FACILITIES
                                  COMMITMENT LETTER

Ladies and Gentlemen:

         You have advised The Chase Manhattan Bank ("Chase"), Chase Securities Inc. ("CSI") and Goldman Sachs Credit Partners L.P. ("GSCP") that (a) The Cypress Group L.L.C., a Delaware limited liability corporation ("Cypress"), intends to form a Delaware or New York corporation ("Acqco"), which will be wholly owned and controlled by Cypress and certain other investors arranged by Cypress (Cypress and such other investors, collectively, the "Investors"), and
(b) the Investors intend to acquire (the "Acquisition") all the outstanding common stock (the "Shares") of a New York corporation identified to us as "Eden Corporation" ("Eden"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") between Acqco and Eden. The Merger Agreement will provide that (a) Acqco will make a tender offer (the "Equity Tender Offer") to acquire all the outstanding Shares of Eden, (b) simultaneously with the Equity Tender Offer, Eden will make a tender offer (the "Debt Tender Offer" and, together with the Equity Tender Offer, the "Tender Offers") for all its outstanding Senior Notes (as such term is defined in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet")) and (c) the consummation of each of the Equity Tender Offer and the Debt Tender Offer will be conditioned on the consummation of the other Tender Offer. As promptly as practicable following the acceptance of Shares of Eden pursuant to the Equity Tender Offer and the acceptance of Senior Notes pursuant to the Debt Tender Offer, (a) Acqco will merge into Eden, with Eden as the surviving corporation

(the "Merger"), and (b) subject to stockholders' appraisal rights, each outstanding Share of Eden not acquired in the Equity Tender Offer will be converted into the right to receive an amount in cash equal to the per-Share price paid in connection with the Equity Tender Offer (the "Cash Merger Consideration"). The Acquisition, the Tender Offers, the Merger and the transactions described in the following three paragraphs are referred to herein collectively as the "Transactions".

         You have further advised Chase, CSI and GSCP that, in connection with the Merger, (a) substantially simultaneously with the Merger, each option and common-stock-equivalent of Eden that is outstanding immediately prior to the Merger will be modified so as to become exercisable solely for an amount of cash equal to the excess, if any, of the Cash Merger Consideration over the exercise price or purchase price of such option or common-stock-equivalent; (b) substantially simultaneously with the purchase by Acqco of Shares pursuant to the Equity Tender Offer, the Investors will make common equity contributions to Acqco in an aggregate amount of $165,000,000 in cash; (c) substantially simultaneously with the purchase by Acqco of Shares pursuant to the Equity Tender Offer, Acqco will make a common equity contribution to Eden in an amount equal to (i) $165,000,000 minus (ii) the sum of (A) the amount that was required to purchase Shares tendered in the Equity Tender Offer, (B) an amount sufficient to pay the aggregate Cash Merger Consideration in the Merger and (C) an amount to be agreed upon by Cypress, the Borrower and the Agents; (d) substantially simultaneously with the purchase by Eden of Senior Notes pursuant to the Debt Tender Offer, Eden will make a common equity contribution to the primary subsidiary of Eden on the date hereof (the "Borrower") in an amount in cash equal to the amount of cash of Eden remaining following such purchase of Senior Notes; (e) the Borrower will obtain the Facilities (as defined below); (f) Eden and the Borrower will repay any outstanding indebtedness under the Mortgage-Backed Credit Agreement dated as of November 29, 1996, as amended, by and among Eden, the Borrower and Comerica Bank and (except as otherwise agreed upon with the Agents) prepay those of the Borrower's mortgage notes existing on the date of the initial borrowing under the Facilities (the "Closing Date") as to which waivers of defaults have not been obtained on or prior to the Closing Date and which are subject to prepayment or have become due; (g) Eden will pay the Ashton

Termination Payment (as defined in the Term Sheet); (h) substantially simultaneously with the Merger, Eden will make a common equity contribution to the Borrower in an amount in cash equal to the amount of cash of Eden remaining following payment of the aggregate Cash Merger Consideration and the Transaction Costs (as defined in the Term Sheet); and (i) costs and expenses incurred in connection with the Transactions will be paid.

         You have further advised Chase, CSI and GSCP that, in connection with the Transactions, you are interested in arranging for the Borrower to obtain the senior secured credit facilities described in the Term Sheet in an aggregate principal amount of up to $220,000,000 (the "Facilities"). You have requested that Chase and GSCP commit to provide the entire principal amount of the Facilities and that CSI agree to structure, arrange and syndicate the Facilities.

         You have further advised Chase, CSI and GSCP that, on or before the date that is 120 days after the Closing Date, (a) Eden will redeem any Senior Notes that remain outstanding following the consummation of the Debt Tender Offer in accordance with the terms of the Senior Notes Indenture, (b) Eden will redeem all its Convertible Subordinated Notes, (c) either (i) the Borrower will issue $100,000,000 in aggregate principal amount of its senior subordinated notes (the "Subordinated Notes") in a public offering or in a Rule 144A or other private placement or (ii)(A) Eden will issue to the Investors $45,000,000 in aggregate principal amount of its 8% subordinated pay-in-kind debentures (the "8% PIK Debentures") in exchange for the payment by the Investors to Eden of $45,000,000 in cash and (B) Eden will make a common equity contribution to the Borrower of $45,000,000 in cash and (d) the Borrower will apply a portion of the net cash proceeds of the Subordinated Notes or such equity contribution, as the case may be, to repay any borrowings then outstanding under the Term Facility (as defined in the Term Sheet) to the extent such borrowings were used to
(i) repurchase Senior Notes pursuant to the Debt Tender Offer, (ii) repay, repurchase or redeem Senior Notes not purchased in the Debt Tender Offer or
(iii) repay, repurchase or redeem the Convertible Subordinated Notes.

         In connection with the foregoing, Chase is pleased to advise you of its commitment to provide $121,000,000 of


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                                                                               4


the Facilities and (b) GSCP is pleased to advise you of its commitment to provide the remainder of the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheet. Each of Chase's and GSCP's commitment will be allocated pro rata to each of the Facilities. You hereby appoint CSI to act, and CSI hereby agrees to act, as exclusive arranger for the Facilities (the "Arranger") on the terms set forth or referred to in this Commitment Letter and in the Term Sheet.

         It is understood and agreed that (a) Chase will act as the sole and exclusive administrative agent, syndication agent and collateral agent (collectively, the "Administrative Agent") for the Facilities and (b) GSCP will act as documentation agent for the Facilities (together with the Administrative Agent, the "Agents"), and each will, in such capacities, perform the duties customarily associated with such roles. It is further understood and agreed that (a) no additional agents or co-agents will be appointed in connection with the Facilities without the approval of Chase, CSI and GSCP and (b) no Lender (as defined below) will receive compensation outside the terms contained herein and in the Fee Letter referred to below in order to obtain its commitment to participate in the Facilities.

         Each of Chase and GSCP reserves the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of its commitment hereunder to one or more financial institutions, reasonably acceptable to you, that will become parties to such definitive documentation pursuant to a syndication to be managed by the Arranger in consultation with GSCP and you (Chase, GSCP and the other financial institutions becoming parties to such definitive documentation being collectively called the "Lenders"). You understand that the Arranger intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist the Arranger in completing a timely and orderly syndication satisfactory to Chase, GSCP, the Arranger and you. Such assistance shall include (a) your using your reasonable efforts to ensure that the syndication efforts benefit from the existing lending relationships of Cypress and the Borrower, (b) direct contact during the syndication between senior management, representatives and advisors of Cypress, its controlling affiliates, the other Investors and Acqco and, to the extent reasonably possible, Eden and the


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                                                                               5


Borrower, on the one hand, and the proposed Lenders, on the other hand, (c) your providing assistance (including the use of your best efforts to cause your affiliates and advisors to provide assistance) in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with the Arranger, of one or more meetings of prospective Lenders. Chase, GSCP and CSI shall be entitled, with your agreement, to change the structure, terms or amount of, or eliminate, any of the Facilities if Chase, GSCP and CSI determine, after consultation with you, that such changes are advisable in order to ensure a successful syndication or an optimal credit structure and if the aggregate amount of the Facilities shall remain unchanged.

         It is understood and agreed that the Arranger will, in consultation with GSCP and you (and, in the case of the final selection of Lenders, with your agreement, not to be unreasonably withheld), manage all aspects of the syndication, including determination of the potential Lenders to be approached and when the Arranger will approach such potential Lenders, final selection of Lenders, determination of the time of acceptance of the Lenders' commitments, any naming rights and the final allocations of the commitments among the Lenders. It is also understood and agreed that the amount and distribution of fees among the Lenders will be at the Arranger's discretion, following consultation with GSCP and you. To assist the Arranger in its syndication efforts, you agree promptly to prepare and provide (and to use reasonable efforts to cause the Borrower to provide) to Chase, CSI and GSCP all information with respect to Acqco, Eden, the Borrower and its subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as they may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that, to your knowledge, all information other than the Projections (the "Information") that has been or will be prepared by or on behalf of you, Acqco, Eden or the Borrower or any of your or their authorized representatives and made available to Chase, CSI and GSCP, when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the


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                                                                               6


circumstances under which such statements are made. You agree that if, at any time from and including the date hereof until the closing of the Facilities, any of the representations in the preceding sentence would be incorrect if the Information were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information so that such representations will be correct under those circumstances. In arranging the Facilities, including the syndication of the Facilities, Chase, CSI and GSCP will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

         As consideration for each of Chase's and GSCP's commitment hereunder and the Arranger's agreement to structure, arrange and syndicate the Facilities and to provide advisory services in connection therewith, you agree to pay (and to cause the Borrower to pay) to Chase, for the account of Chase and GSCP, the fees as set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter"). Once paid, such fees shall not be refundable under any circumstances.

         Each of Chase's and GSCP's commitment hereunder is subject to
(a) Chase and GSCP not having discovered or otherwise becoming aware of information not previously disclosed to them that they believe to be materially inconsistent with their understanding, based on the information provided to them prior to the date hereof, of the business, assets, operations, properties, financial condition or prospects of Acqco, Eden, the Borrower or Eden's other subsidiaries, (b) there not having occurred since January 26, 1997, any material adverse change in the business, assets, operations, properties, financial condition or prospects of Acqco, Eden, the Borrower and its subsidiaries, taken as a whole, (c) there not having occurred and being continuing a material disruption of or material adverse change in financial, banking or capital market conditions that, in Chase's and GSCP's reasonable judgment, could materially impair the syndication of the Facilities, (d) Chase's and GSCP's reasonable satisfaction in all respects with (i) the material terms of the Merger Agreement and all other agreements to be entered into in connection with the Transactions,
(ii) all legal, tax and accounting matters relating to the Transactions and
(iii) the capitalization, structure and equity ownership of Eden and its subsidiaries after giving effect to the

Transactions, (e) the negotiation, execution and delivery of definitive documentation with respect to the Facilities reasonably satisfactory to Chase, GSCP and you and (f) the other conditions set forth in the Term Sheet. Those matters that are not covered by or made clear under the provisions hereof and of the Term Sheet are subject to the approval and agreement of Chase, CSI, GSCP and you.

         By executing this Commitment Letter, you agree (a) to indemnify and hold harmless CSI, Chase, GSCP and their respective officers, directors, partners, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such persons may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, PROVIDED that the foregoing indemnity will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final judgment of a court to have resulted from the willful misconduct or gross negligence of such indemnified party, and (b) if the Closing Date occurs, to reimburse CSI, Chase and GSCP from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of Chase's and GSCP's due diligence investigation, consultants' fees (if such consultants are engaged with your consent), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel for the Agents in each applicable jurisdiction), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheet, the Fee Letter, the definitive documentation for the Facilities and the security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facilities.

         You acknowledge that Chase, CSI and GSCP may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of Chase, CSI or GSCP will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by Chase, CSI or GSCP of services for other companies, and none of Chase, CSI or GSCP will furnish any such information to other companies. You also acknowledge that none of Chase, CSI or GSCP has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by Chase, CSI or GSCP from other companies.

         This Commitment Letter and each of Chase's and GSCP's commitment hereunder shall not be assignable by you without the prior written consent of Chase, CSI and GSCP, and any attempted assignment without such consent shall be void; PROVIDED, HOWEVER, that this Commitment Letter, each of Chase's and GSCP's commitment hereunder and the Fee Letter may be assigned by you to the Borrower pursuant to a writing reasonably satisfactory to Chase, CSI and GSCP, and PROVIDED, FURTHER, that Cypress's obligations hereunder and thereunder shall terminate upon the execution of definitive financing documentation for the Facilities. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by Chase, CSI, GSCP and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

         You agree that you will not disclose this Commitment Letter, the Fee Letter, the Term Sheet, the contents of any of the foregoing or the activities of Chase,

CSI or GSCP pursuant hereto or thereto to any person without the prior approval of Chase, CSI and GSCP, except that (a) you may disclose this Commitment Letter, the Fee Letter, the Term Sheet and the contents hereof and thereof (i) to your respective officers, employees, attorneys and advisors on a confidential and need-to-know basis and (ii) as required by applicable law, applicable regulation or compulsory legal process (in which case you will promptly notify Chase, CSI and GSCP thereof), (b) you may disclose this Commitment Letter and the Term Sheet and the contents hereof and thereof (but not the Fee Letter or the contents thereof) on a confidential basis to Eden and the Borrower and their attorneys and advisors in connection with the Acquisition and (c) you may disclose the existence of this Commitment Letter and a summary of the principal terms and conditions of the commitments of Chase and GSCP hereunder (but not the terms of the Fee Letter) in any public filings to be made in connection with the Tender Offers and, if applicable, Eden's solicitation of proxies from its stockholders for purposes of obtaining the approval of such stockholders for the Merger, PROVIDED that any such disclosure that is in writing shall be subject to Chase's and GSCP's prior review and approval, such approval not to be unreasonably withheld. The provisions contained in this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter or each of Chase's and GSCP's commitment hereunder.

         Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to each of Chase and GSCP the enclosed duplicate originals (or facsimiles) of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on November 28, 1997. Each of Chase's and GSCP's commitment hereunder will expire at such time in the event that Chase and GSCP have not received such executed duplicate originals (or facsimiles) in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Facilities does not occur on or before January 31, 1998, then this Commitment Letter and each of Chase's and GSCP's commitment hereunder shall automatically terminate unless Chase, CSI and GSCP shall, in their discretion, agree to an extension. The indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect until defi-


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                                                                              10


nitive financing documentation shall be executed and delivered.

         Chase, CSI and GSCP are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.


                                       Very truly yours,

                                       THE CHASE MANHATTAN BANK,

                                         by
                                            /s/ Lawrence Palumbo, Jr.
                                           -----------------------------
                                           Name:Lawrence Palumbo, Jr.
                                           Title:Vice President


                                       CHASE SECURITIES INC.,

                                         by
                                            /s/ Lawrence Palumbo, Jr.
                                           -----------------------------
                                           Name:Lawrence Palumbo, Jr.
                                           Title:Vice President


                                       GOLDMAN SACHS CREDIT PARTNERS L.P.,

                                         by
                                            /s/ Edward C. Forst
                                           -----------------------------
                                           Name: Edward C. Forst
                                           Title:Authorized Signatory


Accepted and agreed to as of
the date first above written:

THE CYPRESS GROUP L.L.C.,

  by
     /s/ David P. Spalding
    ----------------------------
    Name:  David P. Spalding
    Title: Vice Chairman

CONFIDENTIAL
November 21, 1997                                                      EXHIBIT A

                           ACQUISITION OF EDEN CORPORATION
                           SENIOR SECURED CREDIT FACILITIES
                      SUMMARY OF PRINCIPAL TERMS AND CONDITIONS


BORROWER:               The primary operating subsidiary (the "Borrower") of a
                        New York corporation identified to the Agents and the Arranger (each as defined below) as "Eden Corporation"
                        ("Eden").

TRANSACTIONS:           (a) The Cypress Group L.L.C., a Delaware limited
                        liability corporation ("Cypress"), intends to form a Delaware or New York corporation ("Acqco"), which will be wholly owned and controlled by Cypress and certain other investors arranged by Cypress (Cypress and such other investors, collectively, the "Investors"), and
                        (b) the Investors intend to acquire (the "Acquisition") all the outstanding common stock (the "Shares") of Eden, pursuant to an Agreement and Plan of Merger (the
                        "Merger Agreement") between Acqco and Eden.  The Merger
                        Agreement will provide that (a) Acqco will make a tender offer (the "Equity Tender Offer") to acquire all the outstanding Shares of Eden, (b) simultaneously with the Equity Tender Offer, Eden will make a tender offer
                        (the "Debt Tender Offer" and, together with the Equity
                        Tender Offer, the "Tender Offers") for all its outstanding Senior Notes due 2002 (the "Senior Notes") issued under the indenture dated as of February 28, 1992 (the "Senior Notes Indenture"), governing such notes and (c) the consummation of each of the Equity
                        Tender Offer and the Debt Tender Offer will be conditioned on the consummation of the other Tender
                        Offer. As promptly as practicable following the acceptance of Shares of Eden pursuant to the Equity
                        Tender Offer


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                                                                               2


                        and the acceptance of the Senior Notes pursuant to the Debt Tender Offer, (a) Acqco will merge into Eden, with Eden as the surviving corporation (the "Merger"), and
                        (b) subject to stockholders' appraisal rights, each outstanding Share of Eden not acquired in the Equity Tender Offer (the "Untendered Shares") will be converted into the right to receive an amount in cash equal to the per-Share price paid in connection with the Equity Tender Offer (the "Cash Merger Consideration").

                        In connection with the foregoing, (a) substantially simultaneously with the Merger, each option and common-stock-equivalent of Eden that is outstanding immediately prior to the Merger will be modified so as to become exercisable solely for an amount of cash equal to the excess, if any, of the Cash Merger Consideration over the exercise price or purchase price of such option or common-stock- equivalent;
                        (b) substantially simultaneously with the purchase by Acqco of Shares pursuant to the Equity Tender Offer, the Investors will make common equity contributions to Acqco in an aggregate amount of $165,000,000 in cash (the "Investor Equity Contributions");
                        (c) substantially simultaneously with the purchase by Acqco of Shares pursuant to the Equity Tender Offer, Acqco will make a common equity contribution to Eden in an amount equal to (i) $165,000,000 minus (ii) the sum of (A) the amount that was required to purchase Shares tendered in the Equity Tender Offer, (B) an amount sufficient to pay the aggregate Cash Merger Consideration in the Merger and (C) an amount to be agreed upon by Cypress, the

                        Borrower and the Agents (the "Acqco Equity
                        Contribution"); (d) substantially simultaneously with the purchase by Eden of Senior Notes pursuant to the Debt Tender Offer, Eden will make a common equity contribution to the Borrower in an amount equal in cash to the amount of cash of Eden remaining following such purchase of Senior Notes (the "Eden Equity Contribution" and, together with the Investor Equity Contributions and the Acqco Equity Contribution, the "Equity Contributions"); (e) the Borrower will obtain the Facilities (as defined below); (f) Eden and the Borrower will (i) repay or cause to be repaid any outstanding indebtedness under the Mortgage-Backed Credit Agreement dated as of November 29, 1996, as amended (the "Existing Credit Agreement"), by and among Eden, the Borrower and Comerica Bank and (ii) except as otherwise agreed upon with the Agents, prepay those of the Borrower's mortgage notes (the "Existing Mortgages") existing on the date of the initial borrowing under the Facilities (the "Closing Date") as to which waivers of default (or other rights to require repayment) have not been obtained on or prior to the Closing Date and which are subject to prepayment or have become due, including payment of any accrued interest thereon (any such Existing Mortgages as to which waivers of default (or other rights to require repayment) have not so been obtained, the "Refinanced Existing Mortgages"); (g) Eden will pay to Harris J. Ashton ("Ashton") an amount not to exceed $7,100,000 (the "Ashton Termination Payment") in full satisfaction and payment of Eden's obligations (excluding on-going benefits, reimbursement of expenses incurred by Ashton prior to termination and tax gross-ups, if applicable) pursuant to the Employment Agreement, dated as of January 1, 1992, by and between Eden and Ashton;
                        (h) substantially simultaneously with the Merger, Eden will make a common equity contribution to the Borrower in an aggregate amount in cash equal to the amount of cash of Eden remaining following payment of the aggregate Cash Merger Consideration and the Transaction Costs (as defined below); and (i) any premiums payable in connection with the redemption of options and common-stock-equivalents, the repurchase of Senior Notes and the prepayment of the Refinanced Existing Mortgages, any accrued interest payable in connection with the repurchase of Senior Notes, financing fees, investment banking fees and legal and accounting fees (collectively, the "Transaction Costs"), incurred in connection with the Transactions (as defined below) will be paid. The Acquisition, the Tender Offers, the Merger and the other transactions described in this paragraph and in the immediately preceding paragraph are collectively referred to herein as the "Transactions".

                        On or before the date (the "Redemption Completion Date") that is 120 days after the Closing Date,
                        (a) Eden will redeem any Senior Notes that remain outstanding following the consummation of the Debt Tender Offer in accordance with the terms of the Senior Notes Indenture, (b) Eden will redeem all its Convertible Subordinated Notes (as defined below) in accordance with the terms of the Subordinated Notes Indenture (as defined below), (c) either (i) the Borrower will issue $100,000,000 in aggregate principal amount of its senior subordinated notes (the "Subordinated Notes") in a public offering or in a Rule 144A or other private placement or (ii)(A) Eden will issue to the Investors $45,000,000 in aggregate principal amount of its 8% subordinated pay-in-kind debentures (the "8% PIK Debentures") in exchange for the payment by the Investors to Eden of $45,000,000 in cash and (B) Eden will make a common equity contribution to the Borrower of $45,000,000 in cash (the "Additional Eden Equity Contribution") and (d) the Borrower will apply a portion of the net cash proceeds of the issuance of the Subordinated Notes or the Additional Eden Equity Contribution, as the case may be, to repay any borrowings then outstanding under the Term Facility (as defined below) to the extent such borrowings were used to (i) repurchase Senior Notes pursuant to the Debt Tender Offer, (ii) repay, repurchase or redeem Senior Notes not purchased in the Debt Tender Offer or
                        (iii) repay, repurchase or redeem the Convertible Subordinated Notes.

AGENTS: The Chase Manhattan Bank ("Chase") will act as sole administrative agent, syndication agent and collateral agent (collectively, the "Administrative Agent") and Goldman Sachs Credit Partners L.P. ("GSCP") will act as documentation agent (together with Chase, the "Agents"), in each case for a syndicate of financial institutions (the "Lenders") reasonably satisfactory to the Agents and Cypress, and each will perform the duties customarily associated with such roles.

ADVISOR AND ARRANGER:   Chase Securities Inc. ("CSI") will act as exclusive
                        advisor and
                        arranger for the Facilities (the "Arranger"), and will perform the duties customarily associated with such roles, and will also manage the syndication of the Facilities.

FACILITIES:        (A)  A Senior Secured Term Loan Facility (the "Term
                        Facility") in an aggregate principal amount of up to $95,000,000. The aggregate principal amount of the Term Facility will be reduced on the Closing Date by an aggregate amount equal to the aggregate principal amount of any Existing Mortgages that are not Refinanced Existing Mortgages.

                   (B) A Senior Secured Revolving Credit Facility (the "Revolving Facility" and, together with the Term Facility, the "Facilities") in an aggregate principal amount equal to $125,000,000. A portion to be agreed upon of the Revolving Facility will be available in the form of letters of credit.

                        In connection with the Revolving Facility, a swingline facility will be made available by Chase to the Borrower under which the Borrower may make short-term borrowings of up to an amount to be agreed upon. Any such swingline loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall, promptly upon request by Chase, fund to Chase its pro rata share of any swingline borrowings.

PURPOSE:           (A)  The proceeds of loans under the Term Facility will be used by the Borrower, together with (a) an amount equal to the sum of (i) $45,400,000 and (ii) the amount of cash recorded on a consolidated balance sheet of the Borrower as of the Closing Date prepared in accordance with generally accepted accounting principles, drawn under the Revolving
                        Facility, and (b) a portion of the Eden Equity
                        Contribution, solely (i) to pay (or make a dividend to Eden to enable Eden to pay) any amounts in excess of the Cash Merger Consideration to be paid in connection with the exercise by the holders of the Untendered
                        Shares, if any, of their appraisal rights, and to make the cash payments due to each holder of an option or common-stock-equivalent of Eden upon the exercise of such option or common-stock-equivalent (ii) to repay, repurchase or redeem (or make a dividend to Eden to enable Eden to repay, repurchase or redeem) existing indebtedness of Eden and its subsidiaries, including the Senior Notes accepted pursuant to the Debt Tender
                        Offer or otherwise redeemed, all of Eden's outstanding
                        Convertible Subordinated Notes due 2002 (the
                        "Convertible Subordinated Notes") issued under the indenture dated as of February 28, 1992 (the
                        "Subordinated Notes Indenture"), governing such notes, and indebtedness owed under the Refinanced Existing
                        Mortgages (PROVIDED that (A) no more than $55,000,000 in proceeds under the Term Facility shall be used to repay, repurchase or redeem the Senior Notes and the Convertible Subordinated Notes and (B) no more than $40,000,000 in proceeds under the Term Facility shall be used for the prepayment of any Refinanced Existing
                        Mortgages), (iii) to pay (or to make a dividend to Eden to enable Eden to pay) the Ashton Termination Payment and (iv) to pay the Transaction Costs. The estimated sources and uses of the funds necessary to consummate the Transactions and the other transactions contemplated hereby are set forth on Annex II hereto.

                   (B) The proceeds of loans under the Revolving Facility (other than loans used for the purposes specified in the immediately preceding paragraph) will be used by the Borrower to repay indebtedness owed under the Existing Credit Agreement on the Closing Date and for general corporate purposes.

                   (C) Letters of credit issued under the Revolving Facility will be used by the Borrower for general corporate purposes.

AVAILABILITY:      (A)  Loans under the Term Facility will be available in
                        multiple drawings on and after the Closing Date pursuant to procedures to be agreed upon by the Administrative Agent and the Borrower. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

                   (B) Loans under the Revolving Facility will be available at any time on and after the Closing Date and prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

                   (C) Letters of credit will be available at any time before the fifth business day prior to the final maturity of the Revolving Facility.

                   (D) At least once during each fiscal year, the Borrower must reduce for a period of not less than 30 consecutive days the aggregate amount of loans and letters of credit outstanding under the

                        Revolving Facility to an amount to be agreed upon.

LETTERS OF CREDIT:      Letters of credit under the Revolving Facility will be
                        issued by Chase or one of its affiliates (the "Issuing
                        Bank"). Each letter of credit shall expire no later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility.

                        Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments, with the amount of such reimbursement payment being deemed to be a drawing under the Revolving Facility.

                        The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

FINAL MATURITY AND (A)  TERM FACILITY
AMORTIZATION:
                        The Term Facility will mature on the date that is seven years after the Closing Date, and will amortize in quarterly installments (after a grace period to be agreed upon) pursuant to a schedule to be determined.

                   (B)  REVOLVING FACILITY

                        The Revolving Facility will mature on the date that is six years after the Closing Date.

GUARANTEES:             All obligations of the Borrower under the Facilities
                        (and under any interest rate protection agreement entered into with any Lender or any affiliate thereof) will be unconditionally guaranteed (the "Guarantees") by Acqco, by Eden and by each existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result, foreign subsidiary of Eden. Any guarantees to be issued in respect of the Subordinated Notes shall be junior to the obligations under the Guarantees.

SECURITY:               The Facilities, any interest rate protection agreement
                        entered into with any Lender (or any affiliate thereof) and the Guarantees will be secured by substantially all the assets of Acqco, Eden, the Borrower and each existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result, foreign subsidiary of Eden (collectively, the "Collateral"), including but not limited to (a) a first-priority pledge of (i) prior to the Merger, all the capital stock of Eden owned by Acqco and (ii) all the capital stock of the Borrower and each other existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result, foreign subsidiary of Eden (which pledge, in the case of the voting stock of any foreign subsidiary, shall be limited to 65% of the voting stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Borrower) and (b) perfected first-priority security interests in, and mortgages
                        (other than with respect to real estate subject to Existing Mortgages if and for so long as such Existing Mortgages remain outstanding following the Closing Date) on, substantially all tangible and intangible assets of Acqco, Eden, the Borrower and each other existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result, foreign subsidiary of Eden (including but not limited to accounts receivable, inventory, intellectual property, real property (other than as provided above), cash and proceeds of the foregoing).

                        All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Administrative Agent, and none of the Collateral shall be subject to any other pledges, security interests or mortgages.

INTEREST RATES          As set forth on Annex I hereto.
AND FEES:

DEFAULT RATE:           The applicable interest rate plus 2% per annum.

MANDATORY PREPAYMENTS:  Loans under the Term Facility shall be prepaid with
                        (a) 75% of Excess Cash Flow (to be defined), (b) 100% of the net cash proceeds of all non-ordinary-course asset sales or other dispositions of property by Acqco, Eden, the Borrower and Eden's other subsidiaries (including insurance and condemnation proceeds in excess of an agreed-upon amount), subject to limited exceptions to be agreed upon, and (c) 100% of the net cash proceeds of issuances of equity and debt obligations of Eden, the Borrower and Eden's other subsidiaries (other than, (i) if the Subordinated Notes are issued on or prior to the Redemption

                        Completion Date, the net cash proceeds of the Subordinated Notes to the extent that such net cash proceeds will be used to redeem (A) Senior Notes that remain outstanding following the consummation of the Debt Tender Offer or (B) the Convertible Subordinated Notes, and (ii) if the Subordinated Notes are issued after the Redemption Completion Date, the net cash proceeds of the Subordinated Notes to the extent that such net cash proceeds are used to make a dividend to Eden and applied by Eden to redeem 8% PIK Debentures as contemplated under the caption "Negative Covenants" below), subject to limited exceptions to be agreed upon. Notwithstanding the foregoing, the percentage of Excess Cash Flow to be applied to prepayment of loans under the Term Facility shall be subject to reduction in increments to be agreed upon based on performance goals to be agreed upon.

                        The above-described mandatory prepayments shall be applied (a) in the case of mandatory prepayments described in clause (a) of the immediately preceding paragraph, in a manner to be agreed upon to the remaining amortization payments under the Term Facility and (b) in the case of mandatory prepayments described in clauses (b) and (c) of the immediately preceding paragraph, pro rata to the remaining amortization payments under the Term Facility.

VOLUNTARY PREPAY-       Voluntary prepayments of borrowings
MENTS/REDUCTIONS        under the Facilities, and voluntary
IN COMMITMENTS:         reductions of the unutilized portion of the Revolving
                        Facility commitments, will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant Interest Period. The above-described voluntary prepayments shall be applied pro rata to the remaining amortization payments under the Term
                        Facility.

REPRESENTATIONS         Usual for facilities and
AND WARRANTIES:         transactions of this type and reasonably acceptable to
                        the Borrower and its counsel, Acqco and its counsel and the Administrative Agent and its counsel.

CONDITIONS PRECEDENT    Usual for facilities and
TO INITIAL BORROWING:   transactions of this type, those specified below and
                        others to be reasonably specified by the Administrative
                        Agent, including but not limited to delivery of satisfactory legal opinions and audited financial statements; first-priority perfected security interests in the Collateral (free and clear of all liens, subject to limited exceptions to be agreed upon); execution of the Guarantees, which shall be in full force and effect; accuracy of representations and warranties;
                        absence of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the transactions contemplated hereby (subject to exceptions (including exceptions with respect to Existing Mortgages) to be agreed upon); evidence of authority; absence of litigation affecting the Transactions or that could reasonably be expected to result in a material adverse change; compliance with applicable laws and regulations (including but not limited to ERISA, margin regulations and environmental laws); absence of material adverse change in the business, assets, operations, properties or financial condition (or, with respect to the initial borrowing only, prospects) of Acqco, Eden, the Borrower and its subsidiaries, taken as a whole, since January 26, 1997; delivery of a borrowing certificate; payment of fees and expenses; and obtaining of satisfactory insurance.

                        The Administrative Agent shall be reasonably satisfied with the terms and conditions of (a) the Merger Agreement (including any provisions relating to any shareholder rights plan or other defensive measures of
                        Eden), (b) the Tender Offers and (c) all related documentation. All material conditions to the purchase of Shares in the Equity Tender Offer shall have been satisfied without giving effect to any waiver or amendment thereof not approved by the Administrative Agent, and Acqco shall have accepted for payment pursuant to the Equity Tender Offer a number of Shares that, on a fully diluted basis (without giving effect to any potential dilution that could result from the exercise, after the consummation of the Equity Tender Offer, of conversion rights by any holder of the Convertible Subordinated Notes), shall be sufficient to enable Acqco to effect stockholder approval of the Merger under applicable law and the charter and by-laws of Eden without the vote of any other shareholder. Substantially simultaneously with the consummation of the Equity Tender Offer, (a) Eden's existing board of directors shall have taken all steps necessary to cause persons designated by Cypress to constitute a majority of Eden's board of directors and (b) Joseph R. Baczko shall have assumed management responsibilities with respect to Eden and its subsidiaries.

                        All material conditions to the purchase of the Senior Notes in the Debt Tender Offer shall have been satisfied without giving effect to any waiver or amendment thereof not approved by the Administrative Agent, Eden shall have repurchased not less than a majority in principal amount of the Senior Notes at prices and on terms satisfactory to the Agents, any significant negative covenants with respect to the Senior Notes shall have been eliminated or modified in a manner satisfactory to the Administrative Agent and any "change of control" provisions with respect to the Senior Notes shall have been eliminated, modified in a manner satisfactory to the Administrative Agent or waived.

                        The consummation of the Tender Offers and the other transactions contemplated hereby shall not (a) violate any applicable law, statute, rule or regulation or (b) conflict with, or result in a default or event of default under, any agreement of Acqco, Eden, the Borrower or any of Eden's other subsidiaries that will be in effect following the consummation of the Acquisition (except for defaults (and other rights to require repayment) under certain Existing Mortgages
                        (i) of which the Lenders shall have received written notice from the Borrower and (ii) which in the aggregate would not result, in the reasonable judgment of the Agents, in a material adverse change in the business, assets, operations, properties, financial condition or prospects of Acqco, Eden, the Borrower and Eden's other subsidiaries, taken as a whole).

                        The Administrative Agent shall (a) be reasonably satisfied with the capitalization, structure and equity ownership of Eden and its subsidiaries after giving effect to the Transactions and (b) be reasonably satisfied that the Transaction Costs shall not exceed $25,600,000.

                        The Investors, Acqco and Eden shall have made the Equity Contributions.

                        Any amounts outstanding under the Existing Credit Agreement shall have been repaid in full, and the Existing Credit Agreement and any related guarantee and collateral documents shall have been terminated.

                        Prior to the closing of the Facilities, Cypress and the Borrower shall have used commercially reasonable efforts to obtain waivers of defaults under, or to cause each of the promissory notes and other operative documents relating to, each of the Existing Mortgages and the existing capital leases to remain in effect on the Closing Date (the "Capital Leases") to be amended in a manner reasonably satisfactory to the Administrative Agent, which waivers or amendments shall, among other things, waive the "change of control" provisions thereof with respect to the Acquisition and the Merger, and make such other changes as shall be necessary so that, after giving effect thereto and to the consummation of the other Transactions and the financing therefor, no default or event of default would exist thereunder (except for defaults or events of default that in the aggregate would not result, in the reasonable judgment of the Agents, in a material adverse change in the business, assets, operations, properties, financial condition or prospects of Acqco, Eden, the Borrower and Eden's other subsidiaries, taken as a whole). In the event that such waivers or amendments are not obtained with respect to any Capital Lease, such Capital Lease shall be terminated prior to the Closing Date except as otherwise agreed upon by the Administrative Agent.

                        After giving effect to the Transactions and the other transactions contemplated hereby, on the Closing Date Eden and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities, (b) any Senior Notes not repurchased in the Debt Tender Offer, (c) the Convertible Subordinated Notes, (d) any Existing Mortgages and Capital Leases that will remain outstanding following the Closing Date and (e) other limited indebtedness to be agreed upon.

                        The Administrative Agent shall have received a pro forma consolidated balance sheet of Eden as of the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, which balance sheet shall not be materially inconsistent with the forecasts previously provided to the Administrative Agent.

                        The Administrative Agent shall be reasonably satisfied with any tax sharing agreements between Eden and its subsidiaries after giving effect to the Transactions and the other transactions contemplated hereby.

                        The Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, from an appropriate financial officer of Eden as to the solvency of Eden and its subsidiaries on a consolidated basis after giving effect to the Transactions and the consummation of the other transactions contemplated hereby.

                        The Administrative Agent shall have received satisfactory title insurance policies, current certified surveys, evidence of zoning and other legal compliance, certificates of occupancy and other permits (including such endorsements as the Administrative Agent may require), lien searches, legal opinions and other customary documentation reasonably required by the Administrative Agent with respect to substantially all real property of Eden and its subsidiaries subject to mortgages securing the Facilities.

                        All requisite governmental authorities shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.

AFFIRMATIVE             Usual for facilities and
COVENANTS:              transactions of this type (including materiality
                        concepts and other exceptions to be agreed upon) and others to be reasonably acceptable to Acqco and its counsel, the Borrower and its counsel and the Administrative Agent and its counsel
                        (to be applicable to Acqco, Eden and its subsidiaries), including but not limited to maintenance of corporate existence and rights; performance of obligations;
                        delivery of audited annual consolidated and consolidating financial statements for Eden and unaudited quarterly and monthly consolidated and consolidating financial statements for Eden; notices of default and litigation; maintenance of properties in good working order; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

                        The Borrower will be required to redeem, not later than the Redemption Completion Date, (a) any Senior Notes that remain outstanding following the consummation of the Debt Tender Offer and (b) all the then-outstanding Convertible Subordinated Notes, in each case in accordance with the provisions of the respective indenture governing such notes.

                        The Borrower will make commercially reasonable efforts to issue the Subordinated Notes in an aggregate principal amount of $100,000,000 not later than the Redemption Completion Date. Pursuant to documentation reasonably satisfactory to the Administrative Agent,
                        (a) the Investors will agree that, in the event that the Subordinated Notes are not issued by the Borrower on or before the Redemption Completion Date, Eden will issue to the Investors, and the Investors will purchase from Eden, $45,000,000 in aggregate principal amount of the 8% PIK

                        Debentures in exchange for the payment by the Investors to Eden of $45,000,000 in cash and (b) Eden will agree to make the Additional Eden Equity Contribution to the Borrower.

                        The Borrower will also be required to maintain appropriate interest protection and other hedging arrangements with one or more Lenders on terms reasonably satisfactory to the Administrative Agent.

NEGATIVE COVENANTS:     Usual for facilities and transactions of this type
                        (including materiality concepts and other exceptions to be agreed upon) and others to be reasonably acceptable to the Borrower and its counsel, Acqco and its counsel and the Administrative Agent and its counsel (to be applicable to Acqco, Eden and its subsidiaries), including but not limited to limitations on dividends on capital stock; limitations of redemptions and repurchases of capital stock; limitations of prepayments, redemptions and repurchases of debt (other than the redemption or repurchase of the Convertible
                        Subordinated Notes pursuant to the Subordinated Notes
                        Indenture, the redemption or repurchase of the Senior
                        Notes pursuant to the Senior Notes Indenture or the Debt Tender Offer, the repayment or the refinancing of the Existing Mortgages, the redemption of the 8% PIK
                        Debentures as described below and the repayment of loans under the Facilities); limitations on liens
                        (which will permit the liens with respect to the Existing Mortgages that will remain outstanding following the Closing Date) and sale-leaseback transactions; limitations on loans and investments;
                        limitations on
                        debt, preferred stock and guarantees; limitations on capital expenditures; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted by the Borrower; limitations on change in the status of Eden (and, prior to the Merger, Acqco) as holding companies; and limitations on amendment of debt and other material agreements.

                        The Credit Agreement for the Facilities (the "Credit Agreement") will permit (a) the issuance by the Borrower of up to $100,000,000 in aggregate principal amount of the Subordinated Notes and (b) the issuance of any related subordinated guarantees. The terms and conditions of the Subordinated Notes (including but not limited to terms and conditions relating to the interest rate, fees, amortization, maturity, subordination, covenants, events of defaults, remedies and redemption dates) and the terms and conditions of any related subordinated guarantees shall be reasonably satisfactory in all respects to the Administrative Agent.

                        The Credit Agreement will permit, in the event that the Subordinated Notes are not issued by the Borrower on or before the Redemption Completion Date, the issuance by Eden of its 8% PIK Debentures for net cash proceeds of $45,000,000. The terms and conditions of the 8% PIK Debentures (including but not limited to terms and conditions relating to fees, maturity, subordination, covenants, events of default, remedies, redemption and pay-in-kind features) shall be reasonably satisfactory in all respects to the Administrative Agent.

                        The Credit Agreement will permit, in the event that the Subordinated Notes are issued by the Borrower after the issuance of the 8% PIK Debentures, (a) payment of a dividend by the Borrower to Eden from the proceeds of the issuance of the Subordinated Notes in an amount sufficient to permit Eden to redeem the 8% PIK Debentures and (b) the redemption of the 8% PIK Debentures by Eden for a redemption price equal to the outstanding principal amount thereof plus accrued but unpaid interest thereon.

                        In the event that the Subordinated Notes are not issued by the Borrower after the issuance of the 8% PIK Debentures, the Credit Agreement will permit, subject to the satisfaction of certain conditions to be agreed upon by Cypress, the Borrower and the Administrative Agent, (a) payment of a dividend by the Borrower to Eden in an amount sufficient to permit Eden to redeem the 8% PIK Debentures and (b) the redemption of the 8% PIK Debentures by Eden for a redemption price equal to the outstanding principal amount thereof plus accrued but unpaid interest thereon.

SELECTED FINANCIAL      The Credit Agreement will contain
COVENANTS:              the following financial covenants: (a) a maximum
                        leverage ratio, (b) a minimum interest coverage ratio and (c) a minimum fixed charge ratio, in each case with definitions and levels to be agreed upon.

EVENTS OF DEFAULT:      Usual for facilities and transactions of this type
                        (including grace periods and materiality concepts to be agreed upon) and others to be reasonably acceptable to the Borrower and its counsel, Acqco and its counsel and the Administrative Agent and its counsel (to be applicable to Acqco, Eden and its subsidiaries), including but not limited to nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties, cross default and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of security documents or guarantees and Change in Control (to be defined and to include (a) a requirement that Cypress at all times hold more than 50% of the Shares of Eden and (b) a requirement that no person other than Cypress hold more than a percentage to be agreed upon of the Shares of
                        Eden).

VOTING: Amendments and waivers of the Credit Agreement and the other definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facilities, except that the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of scheduled amortization or final maturity and (d) releases of all or substantially all the Collateral or release of any material guarantee (in each case other than in connection with any sale of Collateral permitted by the Credit Agreement).

COST AND YIELD          Usual for facilities and
PROTECTION:             transactions of this type.

ASSIGNMENTS AND         The Lenders will be permitted to
PARTICIPATIONS:         assign loans and commitments to other Lenders (or their
                        affiliates) or to any Federal Reserve Bank without restriction, or to other financial institutions with the consent of the Borrower and the Administrative
                        Agent, in each case not to be unreasonably withheld.
                        Each assignment (except to other Lenders or their affiliates) will be in a minimum amount of $5,000,000.
                        The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation and will not be required to be pro rata among the Facilities.

                        The Lenders will be permitted to participate loans and commitments without restriction to other financial institutions. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of scheduled amortization or final maturity and (d) releases of all or substantially all the Collateral or release of any material guarantee (in each case other than in connection with any sale of Collateral permitted by the Credit Agreement).

EXPENSES AND            All reasonable out-of-pocket
INDEMNIFICATION:        expenses (including but not limited to expenses
                        incurred in connection with due diligence) of the Arranger and the Agents associated with the syndication of the Facilities and with the preparation, execution and delivery, administration, waiver or modification and enforcement of the Credit Agreement and the other documentation contemplated hereby and thereby
                        (including the
                        reasonable fees, disbursements and other charges of a single counsel for the Agents in each applicable jurisdiction) are to be paid by the Borrower. In addition, all reasonable out-of-pocket expenses of the Lenders for enforcement costs and documentary taxes associated with the Facilities are to be paid by the Borrower.

                        The Borrower will indemnify the Arranger, the Agents and the other Lenders and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of the Arranger, the Agents and the other Lenders arising out of or relating to any claim or any litigation or other proceedings (regardless of whether the Arranger, the Agents or any other Lender is a party thereto) that relate to the proposed transactions, including the financing contemplated hereby, the Tender Offers, the Merger or any transactions connected therewith, PROVIDED that none of the Arranger, the Agents or any other Lender will be indemnified for its gross negligence or willful misconduct.

GOVERNING LAW           New York.
AND FORUM:

COUNSEL TO AGENTS       Cravath, Swaine & Moore.
AND ARRANGER:

                                                                         ANNEX I

INTEREST RATES:         The interest rates under the Facilities will be as
                        follows:

                        REVOLVING FACILITY

                        At the Borrower's option, Adjusted LIBOR plus 2.25% or ABR plus 1.25%, except that the interest rate for any swingline loans will be ABR plus 1.25%.

                        TERM FACILITY

                        At the Borrower's option, Adjusted LIBOR plus 2.50% or ABR plus 1.50%.

                        ALL FACILITIES

                        The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available from all the Lenders, 9 or 12 months) for Adjusted LIBOR borrowings.

                        Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months or 90 days, as the case may be.

                        ABR is the Alternate Base Rate, which is the highest of Chase's Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1% and the Base CD Rate plus 1%.

                        Adjusted LIBOR and the Base CD Rate will at all times include statutory reserves (and, in the case of the Base CD Rate, FDIC assessment rates).

LETTER OF CREDIT        A per annum fee equal to (a) in the
FEE:                    case of standby letters of credit, the spread over
                        Adjusted LIBOR from time to time under the Revolving
                        Facility and (b) in the case of trade letters of credit, 60% of the applicable spread over Adjusted
                        LIBOR from time to time under the Revolving Facility will accrue on the aggregate face amount of the applicable outstanding letters of credit under the Revolving Facility, in each case payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender's Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee of 1/4 of 1% per annum on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

COMMITMENT FEES:        1/2 of 1% per annum of the undrawn portion of the
                        commitments in respect of the Facilities, in each case commencing to accrue on the Closing Date and payable quarterly in arrears after the Closing Date. For purposes of calculating the commitment fees, outstanding swingline loans will be deemed not to utilize the Revolving Facility commitments.

REDUCTIONS IN           The Credit Agreement will contain
COMMITMENT FEES AND     provisions under which commitment

INTEREST RATES:         fees and interest rates under the Facilities will be
                        reduced in increments to be agreed upon based on performance goals to be agreed upon.

                                                                        ANNEX II


                              Sources and Uses of Funds
                               (in millions of dollars)

                               For Consolidated Entity


Uses of Funds                     Sources of Funds
-------------                     ----------------
Purchase of Stock (1)   $134.3    Revolving Facility      $ 45.4 (2),(3)
Net Purchase of                   Convertible
  Options and                       Subordinated
  Common-Stock-                     Notes                   65.0
  Equivalents              2.8
Senior Notes,                     Existing Mortgage
  including tender                  Notes                   39.6 (3)
  premiums and
  accrued interest        85.0    Existing Capital
Convertible                         Leases                  11.8
  Subordinated
  Notes                   65.0
Existing Mortgage                 Contributed Equity       165.0
  Notes (3)               40.0
Existing Capital                  Term Facility             35.0 (4)
  Leases                  11.8
Ashton Termination
  Payment                  7.1
Fees                      15.8
                        ------                            ------
  Total Uses            $361.8      Total Sources         $361.8
                        ======                            ======


______________________

       (1) Stock will be purchased with the proceeds of the Investor Equity Contribution, and not with loans under the Facilities.

       (2) Represents the portion of the Revolving Facility expected to be funded in connection with the Transactions.

       (3) Does not include approximately $3,900,000 in premiums that will become due and payable in the event that all of the Existing Mortgages are refinanced.

       (4) On the Closing Date, funding under the Term Facility will be increased by an aggregate amount equal to the aggregate principal amount of the Refinanced Existing Mortgages.